Exhibit 99.1

Contact:	John Leness General Counsel 253-850-3500

FLOW INTERNATIONAL’S REGISTRATION STATEMENT DECLARED EFFECTIVE

KENT, Wash., February 22, 2006 – Flow International Corporation (Nasdaq: FLOW), a supplier of ultrahigh-pressure waterjet products, today announced that its Form S-1 registration statement, which was filed with the Securities and Exchange Commission for the sale of 19,987,270 shares of the Company’s common stock and warrants, has been declared effective. The registration statement covers the resale from time to time of shares issued to certain institutional investors under the terms of a Private Investment in Public Equity transaction (“PIPE Transaction”) that the Company completed on March 21, 2005, raising net proceeds of nearly $60 million. This includes 17,799,179 shares of common stock and 1,707,010 shares of stock issuable upon exercise of warrants issued in the PIPE transaction. The registration statement also covers the resale from time to time of 481,081 shares of stock issuable upon exercise of warrants issued to the Company’s lenders in connection with certain loan transactions.

Copies of a written prospectus can be obtained by contacting the Company’s General Counsel, John Leness, at (253) 850-3500 or by writing to the same at the Company’s corporate headquarters at 23500 64th Avenue South, Kent, Washington, 98032.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Flow International

Flow International Corporation is the developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.